Exhibit 4.32

English Summary

of

Supplemental Agreement

to

the Supplies Procurement Services Framework Agreement

Between

China Telecom Corporation Limited

and

China Telecommunications Corporation

China Telecom Corporation Limited (“Party A”) and China Telecommunications Corporation (“Party B”) entered into the Supplies Procurement Services Framework Agreement on August 30, 2006.

Party A and Party B entered into the Supplemental Agreement to the Supplies Procurement Services Framework Agreement (the “Supplemental Agreement”) on December 15, 2008 to amend certain articles of the Supplies Procurement Services Framework Agreement in order to enable, among others, the provision of cross-provincial supplies procurement services between Party A and/or its associates, as one party, and Party B and/or its associates, as the other party.

The key terms and conditions of the Supplemental Agreement are as follows:

1.	The “Recital” of the Supplies Procurement Services Framework Agreement shall be amended as follows:

In order to establish a reasonable structure and enhance the regular management for related party transactions, on the basis of equity and reasonableness and upon friendly negotiation, both parties (including each party’s branches, subsidiaries and other controlled units) have reached this Agreement regarding provision of the Supplies Procurement Services by Party B to Party A and by Party A to Party B. Under this Agreement, the supplies procurement services provider is referred to as “the Services Provider”, and the receiver of the supplies procurement services is referred to as “the Services Receiver”.

2.	“Party A” and “Party B” referred to in Articles 1, 4 and 5 of the Supplies Procurement Services Framework Agreement, including the heading of Article 5, shall be amended as “the Service Receiver” and “the Service Provider”, respectively.

3.	Article 2 “Basic Contents of the Supplies Procurement Services” of the Supplies Procurement Services Framework Agreement shall be amended as follows:

2.1	The Supplies Procurement Services provided by Party B to Party A under this Agreement include: procurement of imported telecommunications materials, domestic telecommunications materials, and other domestic non-telecommunications materials, including the services provided by Party B as the procurement agent to Party A, sales of proprietary telecommunication equipments, resale of third-party equipments, management of tenders, review of technical specifications, storage, transportation and installation services.

2.2	The Supplies Procurement Services provided by Party A to Party B under this Agreement include: sales of proprietary telecommunication equipments, resale of third-party equipments, including the services provided by Party A as the procurement agent to Party B, storage, transportation and installation services.

4.	Article 3 “Pricing” of the Supplies Procurement Services Framework Agreement shall be amended as follows:

3.1	The prices and/or rates for the supplies procurement services under this Agreement:

(1)	For the procurement of imported telecommunications materials, the prices and/or rates shall not exceed 1% of the contract value for procurement of the relevant imported telecommunications materials; or

(2)	For the procurement of domestic telecommunications materials and other domestic non-telecommunications materials, the prices and/or rates shall not exceed 3% of the contract value for the procurement of the relevant domestic telecommunications equipment and other domestic non-telecommunications materials.

3.2	Except the provisions in this Article 3.2, the prices and/or rates for other supplies procurement services are as follows:

For services whose prices are determined by the government, the prices of such services shall follow the prices set by the government; for services whose pricing is guided by the government, their prices shall be determined with reference to the government-guided prices; for services that do not have any government-set or government-guided prices, their prices shall be determined with reference to the market rates; and, for services that have none of the government-set, government-guided prices or market rates, their prices shall be determined by Party A and Party B through negotiation, provided that the prices determined through negotiation shall be based on the method of adding reasonable profits to reasonable costs, and that “reasonable costs” refer to the costs determined by both parties through negotiation.

“Government-set prices” refer to the prices set forth by the pricing authorities or other relevant authorities of the government within their pricing power and the scope of products and services they are authorized to set prices for in accordance with the provisions of the Pricing Law of the People’s Republic of China.

“Government-guided prices” refer to the prices determined by the operators under the guidance of the standard prices and floating scope set forth by the pricing authorities or other relevant authorities of the government within their pricing power and the scope of products and services they are authorized to set prices for in accordance with the provisions of the Pricing Law of the People’s Republic of China.

“Market rates” refer to the prices independently set forth by the operator and formed through market competition. The market rates shall be determined in the following order: (1) the prices asked for by any independent third party provider of the same type of services under normal transactional circumstances at that time in the same or neighboring region where the services are provided; or (2) the prices asked for by any independent third party provider of the same type of services under normal transactional circumstances at that time in the territory of the PRC.

3.3	Party B and Party A may enter into specific services agreements. Such specific services agreements shall precisely stipulate the terms and conditions for the specific service then required by the Service Receiver, and set forth the binding principles, criteria and terms and conditions as provided under this Agreement.

3.4	The specific amount of service fee hereunder shall be calculated in accordance with the relevant accounting principles of the PRC applicable from time to time (if applicable).

3.5	Both Parties shall examine and review the standards of next fiscal year for pricing of each type of the services and facilities provided hereunder on December 31 of each year, and shall enter into a supplementary agreement if necessary.

5.	Article 7.2 of the Supplies Procurement Services Framework Agreement shall be amended as follows:

Upon the effectiveness of this Agreement, this Agreement shall be the fundamental legal document which sets forth the terms for the provision of the supplies procurement services by Party A and Party B, respectively. Any framework agreement or specific services agreement executed between Party A or its branches, subsidiaries, or other controlled units and Party B or its branches, subsidiaries, or other controlled units before the effectiveness of this Agreement shall be an ancillary agreement to this Agreement, and will continue to be valid under the previously determined terms and conditions.

6.	The formation, validity, performance and interpretation of the Supplemental Agreement and any relevant dispute resolutions shall be governed by the PRC laws.

7.	Any dispute arising between both Parties concerning the validity, interpretation or performance of the Supplemental Agreement shall firstly be resolved through friendly negotiation. In case no settlement can be reached through friendly negotiation within thirty (30) days upon the date when such dispute arises, either party may initiate proceedings in a competent people’s court in the place where Party B is domiciled.

8.	The Supplemental Agreement shall become effective on January 1, 2009.

9.	If there is any conflict between the Supplies Procurement Services Framework Agreement and the Supplemental Agreement after the Supplemental Agreement becomes effective, the Supplemental Agreement shall prevail.

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